Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on post-effective Amendment No. 2 on Form S-8 of Constellium SE of our report dated February 15, 2018 relating to the financial statements of Constellium-UACJ ABS LLC, which appears in Constellium N.V.’s Annual Report on Form 20-F for the year ended December 31, 2018.

/s/ PricewaterhouseCoopers LLP
McLean, Virginia
December 12, 2019